Exhibit 10.12

555 W. Adams
Chicago, IL 60661 Tel 312-258-1717 www.transunion.com

December 6, 2012

Mr. Siddharth N. (Bobby) Mehta

159 E. Walton Street

Apt. 27A

Chicago, IL 60611

Re:	Consulting Agreement

Dear Bobby:

The Board of Directors (the “Board”) of TransUnion Holding Company, Inc., a Delaware corporation (the “Company”), is pleased that you have agreed to provide advice and guidance to the Board and its new President/Chief Executive Officer (the “New CEO”) with respect to the transition of duties from you (as the former President/Chief Executive Officer of the Company) to the New CEO, and the development and pursuit of organic and inorganic strategic business opportunities that are being, or may be, pursued by the Company. To that end, we are extending to you an offer to be a consultant to the Company and, subject to the approval of the shareholders of the Company, a member of the Board (and selected subsidiaries thereof) on the terms and conditions set forth in this letter agreement (this “Agreement”). Capitalized terms used herein and not otherwise defined have the meanings ascribed thereto in Section 11 hereof.

1. Term. The term of this Agreement shall be the period beginning on January 1, 2013 and ending on December 31, 2013 (the “Term”). Thereafter, as of the date the Term (as it may be extended from time to time under this Section 1) would otherwise end, the Term will be automatically extended for twelve (12) months, unless one party to this Agreement provides notice of non-renewal at least sixty (60) days before the day that would be the last day of this Agreement in the absence of such renewal.

Notwithstanding the foregoing however, the Term may be reduced in the following events:

(a) You understand and agree that your appointment and election as a member of the Board is at the will of the shareholders of the Company. The Sponsors, as the majority shareholders of the Company, may determine, in their sole discretion, not to nominate or vote their shares for your election to the Board. In the event you are not a member of the Board you may, at your option at any time after such an event occurs, with ten (10) days advance written notice to the Company, terminate this Agreement; provided that, following any such termination, the covenants contained in Sections 7 and 8 hereof shall remain in effect in accordance with their terms.

(b) Due to the personal nature of the performance of the Consulting Services, this Agreement shall (a) automatically terminate, without further action by either party, immediately upon your death and (b) be immediately terminable by the Company upon your disability. As used herein, “disability” shall mean your medically determinable physical or mental impairment which prevents or materially and adversely affects your ability to perform the Consulting Services and which is reasonably anticipated to continue for thirty (30) days or more.

2. Engagement. The Company engages you, as an independent contractor, to provide the Consulting Services, as defined and described in Section 3 below, on the terms and conditions set forth

Siddharth N. Mehta

December 6, 2012

herein. All of your obligations under this Agreement shall be performed by you and you may not delegate them. You hereby accept such engagement, and agree to diligently and faithfully execute your duties in providing the Consulting Services. You acknowledge and agree that your role with respect to the Company is that of a consultant and independent contractor only, and as such, you shall not (subject to Section 3(b), in the case of clauses (a), (b) and (c)): (a) be an employee or agent of the Company, nor of the Board, (b) have the authority to take any action on behalf of the Company or the Board, (c) have the authority to bind or make decisions on behalf of the Company or the Board, and (d) as a result of your status or role with the Company pursuant to this Agreement, be entitled to participate in any benefit or welfare plans or programs the Company (or an Affiliate thereof) generally makes available to the associates/employees of the Company (or an Affiliate thereof) in the ordinary course of business.

3. Consulting Services and Board Appointment.

(a) The services to be performed by you under this Agreement (the “Consulting Services”) shall be to assist the New CEO, as reasonably requested by the New CEO, in the transition of duties from you (as the prior President/Chief Executive Officer of the Company) to the New CEO, and, as reasonably requested by a Sponsor Representative or the New CEO, providing advice and consultation to the New CEO and/or the Board with respect to the strategic operating plan of the Company, including recommendations as to how best to implement such plan. In addition, you shall also be available from time-to-time to provide assistance to the Board in connection with a strategic opportunity or transaction being considered by the Company, as a Sponsor Representative may reasonably request. The parties expect that the Consulting Services to be requested and performed by you will require approximately eighteen (18) days of work (based on an 8 hour work day) during a calendar year and the performance of such Consulting Services shall not require that you be physically present at any facility of the Company.

(b) You are expected to be appointed a member of the Board by the Sponsors and, if so appointed, shall be deemed an Independent Director. If appointed, you shall be expected to perform the duties required of a member of the Board and shall be a participant (as a member or observer) on such Committees of the Board as requested by the Sponsors. You shall be expected to attend all board and committee meetings in person (except for unforeseen events or emergencies, or as agreed to with the Sponsor Representatives or the New CEO) and the time required for service on the Board of Directors by you shall be in addition to (not in lieu of) any time spent with respect to providing Consulting Services.

(c) You shall not have an affirmative duty with respect to the financial results of the Company (except as a member of the Board, or a Committee thereof), but shall keep yourself apprised of said results.

(d) Notwithstanding anything herein to the contrary, subject to your compliance with any applicable law, rule or regulation and the terms of this Agreement and the Employment Agreement Restrictions (as defined in Section 9(g) below), you are not precluded from (i) serving on the advisory boards and boards of directors of other corporations (that are not Competitors) or the boards of trade associations and/or charitable organizations, (ii) engaging in charitable activities and community affairs; or (iii) managing your personal investments and affairs.

(e) You acknowledge and agree that you will exercise the highest degree of loyalty and care and that you will act at all times in the best interests of the Company and its reputation. In keeping with these duties, you will make full disclosure to the Board of all business opportunities pertaining to the Company’s business that you become aware of, provided you are not required to breach any confidentiality agreement or fiduciary relationship you may have with another Person.

Siddharth N. Mehta

December 6, 2012

4. Consulting Services Fee, Board Remuneration and Expenses.

(a) Consulting Services Fee. The Company shall pay an annual consulting fee to you for the Consulting Services (the “Consulting Services Fee”) in the amount of One Hundred Fifty Thousand Dollars ($150,000). The Consulting Services Fee shall be deemed fully earned by you when paid by the Company. The Consulting Services Fee shall be paid on or before January 10 of each calendar year during the Term, commencing on January 10, 2013. You shall be responsible for all taxes related to the payment of the Consulting Services Fee. You shall provide the Company with all required tax identification information necessary for the Company to prepare and deliver to you a Form 1099 for the payment of the Consulting Services Fee.

(b) Board Remuneration. As long as you are a member of the Board it is expected that you will be entitled to, and will participate in, remuneration programs and benefits as determined by the Board (or a Committee thereof), that are, or will be, generally provided to Independent Directors. Such remuneration plans, programs and benefits (if any) will be reflected in the Board (or Committee thereof) minutes of the Company.

(c) Expenses. Subject to compliance with any applicable policies of the Company, as amended from time to time, you shall be entitled to receive reimbursement, upon submission of reasonable supporting documentation, for all reasonable business expenses incurred by you in connection with the performance of the Consulting Services or your duties as a director of the Company, on terms not less favorable than the terms by which the Company reimburses expenses for the New CEO or other Independent Directors.

5. Company Resources. You shall be permitted, upon the terms and conditions specified in this Section 5, to use, without charge and in accordance with all rules and policies of the Company, office space identified and maintained by the Company (the “Company Premises”) during the Term and to utilize certain other resources of the Company, as further described in this Section 5.

(a) You are hereby granted a license (a “License”) to use (i) an office as may be, from time to time, assigned to you (the “Licensed Premises”) in the Company Premises, including the furniture that may be located in the Licensed Premises (together with a computer and related equipment), and (ii) any conference space or other facilities in the Company Premises which are intended for common use by the occupants thereof.

(b) For so long as the License is in effect, you shall be permitted to obtain administrative and secretarial assistance, on a non-exclusive basis, from the Company. In addition, you will be provided human resources and external consulting resources, as may reasonably be necessary, from time to time, to assist you in providing the Consulting Services.

(c) For so long as the License is in effect, you shall be permitted to use the photocopiers, printers and facsimile machines located within the Company Premises.

(d) For so long as the License is in effect, you shall be permitted to use the telephone (including local and long distance service) and the T1 line in the Licensed Premises.

(e) For so long as the License is in effect, you shall be permitted to consume, and serve to guests, beverages and other foodstuffs generally made available to the occupants of the Company Premises.

(f) You acknowledge and agree that you shall be responsible for all other costs and expenses (in addition to those specified in this Section 5) relating to the performance of the Consulting Services from and after the date of this Agreement, except for those expenses which are specifically approved for reimbursement in accordance with Section 4(c) above.

Siddharth N. Mehta

December 6, 2012

6. Staffing. You shall be provided access to Company personnel and employees, to the extent reasonably necessary, to assist you in the performance of the Consulting Services. Further, the New CEO shall reasonably cooperate and assist you in the performance of the Consulting Services.

7. Restricted Covenants.

(a) You acknowledge and agree that the Company has expended and will expend substantial time, effort and resources in developing and maintaining its Confidential Information, as that phrase is defined in the Confidentiality Agreement which is attached as Exhibit A hereto (the “Confidentiality Agreement”) and which is fully incorporated herein. You therefore agree that, contemporaneously with your execution of this Agreement, you also will execute the Confidentiality Agreement and shall comply with all the terms and conditions thereof.

(b) You covenant and agree that during the Term and for a period of twelve (12) months thereafter (the “Non-Compete Period”), you shall not, except as expressly permitted by this Agreement, directly or indirectly own an interest in, operate, join, control, advise, work for, consult to, have a financial interest which provides any control of, or participate in, any Competitor or Significant Operation. This covenant does not prohibit: (i) your mere ownership of less than one percent (1%) of the outstanding stock of any publicly-traded corporation as long as you do not actually control such corporation, and (ii) subject to your compliance with the Confidentiality Agreement and the Employment Agreement Restrictions, your consultation with, and advice to, any Person with respect to any strategic operating plan, investment or transaction to be considered by that Person, provided that in connection with such consultation or advice such Person does not intend to become a Significant Operation or the managing or controlling entity of a Competitor or a Significant Operation.

(c) You covenant and agree that, at all times during the Non-Compete Period, you shall not, except as expressly permitted by this Agreement, directly or indirectly, on your own behalf or on behalf of any other Person, contact, solicit, induce or recruit any Customer to acquire any Competitive Product or Service from any Person other than the Company or its Affiliates.

(d) You covenant and agree that, at all times during the Non-Compete Period, you shall not receive commissions, agency fees, or compensation of any kind directly based on a Customers’ agreement to use any Competitive Product or Service from any Person other than the Company or its Affiliates. As long as you are and remain in compliance with the provisions of the Confidentiality Agreement and the Employment Agreement Restrictions and comply with any applicable law, rule or regulation, this provision shall not restrict or prohibit you from receiving director fees, consulting fees, salary, bonus or benefits (i) as an independent outside director of any Person who offers a Competitive Product or Service, provided, such Person is not a Competitor, or (ii) as a consultant, officer or director of a Customer who may, from time-to-time, consider the use of a Competitive Product or Service.

(e) You agree that the Company has invested and will invest substantial time and effort in acquiring and maintaining its workforce. Accordingly, you agree that at all times during the Term and for twenty-four (24) months thereafter (the “Non-Solicit Period”), you shall not, nor cause any other Person to, (i) hire away any individual who was employed by the Company or any Affiliate at any time during the Non-Solicit Period, or (ii) directly or indirectly, entice, solicit or seek to induce or influence any such individual to leave their employment with the Company or an Affiliate. Notwithstanding the foregoing, the restrictions set forth in this Section 7(e) shall cease to apply with respect to any individual (other than you) upon such individual’s ceasing to be employed by the Company or any Affiliate for a period of six (6) consecutive months.

Siddharth N. Mehta

December 6, 2012

(f) You covenant and agree that, at all times during the Non-Compete Period, you shall not, individually or jointly with any Person, except as expressly permitted by this Agreement, divert or attempt to divert or take advantage of or attempt to take advantage of any actual or potential business or opportunities of the Company or any Affiliate, of which you became aware as the result of providing the Consulting Services or as a member of the Board.

(g) You acknowledge that should you violate any of the covenants contained in Section 7 hereof (collectively, the “Restrictive Covenants”), it will be difficult to determine the resulting damages to the Company and its Affiliates and, in addition to any other remedies the Company and its Affiliates may have, the Company and its Affiliates shall be entitled to temporary injunctive relief without being required to post a bond and permanent injunctive relief without the necessity of proving actual damage. The Company may elect to seek additional remedies at its sole discretion on a case-by-case basis. Failure to seek any or all remedies in one case shall not restrict the Company from seeking any remedies in another situation. Such action by the Company shall not constitute a waiver of any of its rights.

(h) It is the parties’ intent that each of the Restrictive Covenants be read and interpreted with every reasonable inference given to its enforceability. However, it is also the parties’ intent that if any term, provision or condition of the Restrictive Covenants is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions thereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Finally, it is also the parties’ intent that if a court should determine any of the Restrictive Covenants are unenforceable because of over-breadth, then the court shall modify said covenant so as to make it reasonable and enforceable under the prevailing circumstances.

(i) In the event of any breach by you of any Restrictive Covenant, the running of the period of restriction shall be automatically tolled and suspended for the duration of such breach, and shall automatically recommence when such breach is remedied in order that the Company shall receive the full benefit of your compliance with each of the Restrictive Covenants.

(j) You agree that the Restrictive Covenants shall be enforced independently of any other obligations between the Company, on the one hand, and you, on the other (other than the Company’s obligation to make payments hereunder), including without limitation the Employment Agreement Restrictions, and that the existence of any other claim or defense shall not affect the enforceability of the Restrictive Covenants or the remedies provided herein.

8. Promise Not to Disparage. In further consideration for this Agreement, the Sponsors and the members of the Company’s management agree not to disparage you to any Person, and you agree not to disparage the Sponsors, the Company or any of its Affiliates or any of their respective products or services to any Person, and/or not to communicate, either in writing or orally, directly or indirectly, any statement that bears negatively on the Sponsors or the Company’s or any of its Affiliates’ reputation, services, products, principals, customers, policies, adherence to law, shareholders, officers, directors, officials, executives, employees, agents, representatives, business or other legitimate interests.

9. Prior Agreements. Except as set forth herein, effective on January 1, 2013 this Agreement shall supersede and replace all prior agreements, arrangements or plans specifically relating to you that were entered into prior to the date hereof between the Company or any of its Affiliates and you, including, without limitation, that certain Employment Agreement dated October 3, 2007, as amended as of December 6, 2012 (the “Employment Agreement”) (other than the Employment Agreement Restrictions contained therein). You hereby release and fully discharge the Company, its

Siddharth N. Mehta

December 6, 2012

subsidiaries, its Affiliates and any successor or assigns thereof, and the Company and its Affiliates hereby release and fully discharge you, from any and all payments, claims, liabilities or obligations relating to or arising from those prior agreements, arrangements and plans, including but not limited to the Employment Agreement (other than the Employment Agreement Restrictions contained therein). Notwithstanding the foregoing, the following agreements, arrangements or plans with respect to you shall remain in full force and effect without modification or alteration as a result of this Agreement, and the Company and you acknowledge that the parties hereto will continue to abide by the terms of those agreements, arrangements or plans:

(a) the certain agreements entered into by you with the Company (or an Affiliate thereof) in connection with your employment by the Company (or an Affiliate thereof) that were entered into generally by associates/employees of the Company (or its Affiliates) in the normal course of business on an annual basis, or the continuation and/or compliance with certain welfare or benefit plans made available by the Company (or an Affiliate thereof) to you in connection with employment or your termination of employment from the Company (or an Affiliate thereof) on December 31, 2012 (such as, payment or obligations required under an annual bonus plan, the 401(k) plan, COBRA coverage, etc.);

(b) the TransUnion Holding Company, Inc. Stockholders’ Agreement dated as of April 30, 2012 among the Company, you, certain other named individuals and the Sponsors (the “Management Stockholders’ Agreement”);

(c) the Registration Rights Agreement dated as of April 30, 2012 by and among the Company, you, certain other named individuals and the Sponsors;

(d) the Management Rollover Letter dated April 30, 2012 between the Company, you and certain other named individuals;

(e) the Pledge Agreement dated as of April 30, 2012 among you, certain other named individuals and the Company (the “Pledge Agreement”), including any executed stock powers with respect to the pledged shares covered by the Pledge Agreement;

(f) the Director Indemnification Agreement made and entered into as of April 30, 2012 by and between the Company and you; and

(g) the restrictions contained in the Confidentiality Agreement (as defined in the Employment Agreement) and in Section 10 of the Employment Agreement (such restrictions, collectively, the “Employment Agreement Restrictions”). For the avoidance of doubt, the Employment Agreement Restrictions shall operate independently of the restrictions contained in Section 7 of this Agreement and in the Confidentiality Agreement referred to in Section 7(a) of this Agreement.

10. Complete Agreement and Non-Reliance. This Agreement, including the other documents expressly referenced herein, contains the complete agreement between the parties and no party has relied upon or will claim reliance upon any oral or written statement which may, in any way, relate to the subject matter of this Agreement in connection with the execution of this Agreement. Notwithstanding the foregoing however, contemporaneously with the execution of this Agreement the parties are also entering into the following agreements, which agreements shall be governed by their specific terms and conditions:

(a) a Stock Repurchase Agreement pursuant to which the Company shall repurchase from you, as permitted by the Management Stockholders’ Agreement, fifty percent (50%) of the shares of Company common stock you hold as of the date of this Agreement in connection with your termination of employment from the Company (or an Affiliate thereof);

Siddharth N. Mehta

December 6, 2012

(b) an Amendment to the Management Stockholders’ Agreement that will require the Company to exercise its Call (as defined in the Management Stockholders’ Agreement) and pay cash to you for the shares of common stock of the Company that you own and which are not pledged pursuant to the Pledge Agreement, within thirty (30) days after you have been removed or not re-elected to the Board; and

(c) the Confidentiality Agreement referred to in Section 7(a) of this Agreement.

11. Certain Definitions. For purposes of this Agreement, the following definitions will apply:

“Advent Investor” shall have the meaning ascribed to this term in the Major Stockholders’ Agreement.

“Affiliate” includes all persons or entities (other than the Sponsors and any of their officers, directors, affiliates or portfolio companies/investments) as may be included under the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended, together with all directors, officers, employees, agents, and benefit plans for each and every such entity under this definition.

“Business” means the business conducted or planned to be conducted by the Company and its Affiliates as of a specified date. As of the date of this Agreement, the Business includes the automated collection of personalized data relating to consumers and the automated delivery of credit, collection, identity, fraud, verification (insurance coverage or ability for public assistance), or risk management products and services for businesses operating in the financial services, insurance, health care or telecommunications industries, or directly to consumers over the internet.

“Competitive Product or Service” means any product or service which is competitive with any product or service provided by the Company or any of its Affiliates in connection with the Business, as conducted or, to your knowledge, planned to be conducted, during the Non-Compete Period.

“Competitor” shall mean any of the following companies (including any of their successors, assigns or Affiliates): Acxiom Corporation, CBC Companies, CSC Credit Services, The Dun & Bradstreet Corporation, Equifax, Inc., Experian Group Limited, Fair Isaac Corporation, Fidelity National Information Services, Inc., The First American Corporation (Corelogic), Innovis Data Solutions, Inc., InfoUSA, Inc., the LexisNexis group of Reed Elsevier PLC and Reed Elsevier NV and Verisk Analytics.

“Customer” means any Person or entity to which the Company or any Affiliate thereof has provided, or actively solicited, the sale of products or services during the Term.

“GS Investors” shall have the meaning ascribed to this term in the Major Stockholders’ Agreement.

“Independent Director” shall have the definition ascribed to this term in the Major Stockholders’ Agreement.

Siddharth N. Mehta

December 6, 2012

“Major Stockholders’ Agreement” means the TransUnion Holding Company, Inc. Major Stockholders’ Agreement dated as of April 30, 2012 among the Company, the Advent Investor and the GS Investors.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Significant Operation(s)” means a business of a Person that offers a Competitive Product or Service, and pursuant to such business that Competitive Product or Service generates revenues that equal or exceed twenty percent (20%) of the Company’s consolidated revenues as of the end of the immediately preceding calendar year. For clarity, a Person (if a parent holding company) or separate operations or businesses of a Person that do not offer a Competitive Product or Service shall not be deemed to be a Significant Operation even though other operations or businesses of that same Person may be a Significant Operation.

“Sponsors” shall mean, collectively, the Advent Investor and the GS Investors, including their respective successors or assigns.

“Sponsor Representative” shall mean either Sumit Rajpal or Christopher Egan, individually and not jointly, or such other Person as identified to the Company and you through written notice from either of the Sponsors from time to time.

12. Miscellaneous.

(a) This Agreement shall be governed by the internal laws (and not the conflicts of law provisions) of the State of Illinois.

(b) Except with regard to enforcement of the Restrictive Covenants as provided in Section 7, disputes under this Agreement shall be settled by arbitration, conducted in the City of Chicago, Illinois, in accordance with the rules for commercial arbitration of the American Arbitration Association. Each party shall be entitled to engage in pre-hearing discovery to the extent the parties may agree upon or, in the absence of agreement, as determined by the arbitrator. The arbitrator shall have the authority to award any remedy or relief available at law or in equity that a court of competent jurisdiction could order or grant. The arbitrator shall have no authority to amend or modify any of the terms or conditions of this Agreement or of any related agreement. The arbitrator shall have thirty (30) days from the later of the closing statements or the submission of post-hearing briefs by the parties to render his decision. All costs and fees of the arbitration shall be paid by the Company. This arbitration procedure specifically contemplates that the parties shall be entitled to seek enforcement, in any court of competent jurisdiction, of all of the provisions hereof, to the fullest extent permitted by law. Each of the parties consents to the jurisdiction of the state and federal courts in the City of Chicago, Illinois with respect to any such proceeding.

(c) TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(d) Every notice or other communication required, contemplated or permitted by this Agreement by any party, shall be in writing and shall be delivered either by personal delivery, facsimile transmission, private courier service, or postage prepaid, return receipt requested, certified or registered mail, addressed to the party to whom intended at the address for such party set forth below such party’s name on the signature page hereof or at such other address as the

Siddharth N. Mehta

December 6, 2012

intended recipient previously shall have designated by written notice. Notice by courier, facsimile transmission or certified or registered mail shall be effective on the date it is officially recorded as delivered to the intended recipient by return receipt or the date of attempted delivery where delivery is refused by the intended recipient. All notices and communications required, contemplated or permitted by this Agreement to be delivered in person shall be deemed to have been delivered to and received by the addressee, and shall be effective, on the date of personal delivery.

(e) If any provision of this Agreement is determined to be invalid under applicable law, such provision shall be ineffective and the remaining provisions of this Agreement shall continue in full force and effect. Nothing contained in this Agreement shall constitute a party’s waiver of any rights or remedies it may have under applicable law, it being agreed that any such waiver shall be in writing.

(f) This Agreement is personal to and shall not be assignable by you, but all of your rights under this Agreement shall inure to the benefit of and be enforceable by your personal or legal representation, executors, administrators, successors, heirs, distributees, devisees and legatees. This Agreement may be assigned by the Company to any Person that directly or indirectly succeeds to all or any substantial part of the Company’s assets or business.

(g) No provision of this Agreement may be modified, amended, waived or discharged unless agreed to in writing, and signed and executed by the Company and you.

Siddharth N. Mehta

December 6, 2012

If you are in agreement with the foregoing, please acknowledge your agreement in the place provided below and return an original of this Agreement to the Company, whereupon this Agreement shall become a binding agreement between the Company and you.

Very truly yours,

TransUnion Holding Company, Inc., a Delaware corporation

	By:	/s/ John W. Blenke
John W. Blenke
Executive Vice President

/s/ Siddharth N. (Bobby) Mehta
Siddharth N. (Bobby) Mehta

[Signature Page to Consulting Agreement]

Siddharth N. Mehta

December 6, 2012

Executive’s Address for Notice:	Company’s Address for Notice:

Siddharth N. (Bobby) Mehta 159 E. Walton Street Apt. 27A Chicago, IL 60611	John W. Blenke Executive Vice President & General Counsel TransUnion Holding Company, Inc. 555 West Adams Street Chicago, Illinois 60661

and

Mary K. Krupka Executive Vice President – Human Resources TransUnion Holding Company, Inc. 555 West Adams Street Chicago, Illinois 60661

With copies to Sponsors:

GS Investors c/o Goldman, Sachs & Co. 200 West Street New York, New York 10282-2198 Attention: Sumit Rajpal

Advent Investor c/o Advent International Corp. 75 State Street, 29th Floor Boston, Massachusetts 02109 Attention: Christopher Egan and James Westra

Siddharth N. Mehta

December 6, 2012

Exhibit A

CONFIDENTIALITY AGREEMENT

THIS CONFIDENTIALITY AGREEMENT (this “Agreement”) is made and entered into as of the sixth day of December 2012, by and between TransUnion Holding Company, Inc., a Delaware corporation (the “Company”), and Siddharth N. (Bobby) Mehta (the “Consultant”).

R E C I T A L S :

A. Contemporaneously herewith, the Consultant is being engaged by the Company as a consultant pursuant to the terms of that certain Consulting Agreement of even date herewith by and between the Consultant and the Company (“Consulting Agreement”).

B. The Consultant has and will have access to significant trade secrets, proprietary, confidential and non-public information concerning (i) the Company and (ii) the Sponsors (as defined in the Consulting Agreement).

C. The Company desires to preserve the confidentiality of information concerning the Company and the Sponsors and to safeguard and prevent the unauthorized use and disclosure of confidential information concerning the Company and the Sponsors.

D. The Consultant understands that executing and delivering this Agreement is one of the necessary conditions to being engaged as a consultant by the Company.

NOW THEREFORE, in consideration of the premises, the Consultant’s engagement by the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Confidential Information.

(a) The Consultant acknowledges and agrees that, during the Term (as defined in the Consulting Agreement) of his engagement as a consultant by the Company, the Consultant has or may become aware of Confidential Information (as hereinafter defined) of the Company and its Affiliates (as defined in the Consulting Agreement) and the Sponsors (collectively, the Company, its Affiliates and the Sponsors are referred to herein as the “TU Group”). The Consultant agrees and covenants that, during the Restricted Period (as defined in the Consulting Agreement) and thereafter, the Consultant will not, directly or indirectly, disclose to any Person (as defined in the Consulting Agreement) or use for his own benefit or for the benefit of others, any Confidential Information, without prior written authorization of the Company; provided, however, (i) the Consultant may disclose any such Confidential Information as may be reasonably required to perform the Consulting Services (as defined in the Consulting Agreement), and (ii) the Consultant may disclose any such Confidential Information compelled to be disclosed by subpoena

Siddharth N. Mehta

December 6, 2012

or other legal process, so long as the Consultant affords the Company prior notice thereof and an opportunity to contest such subpoena or process. For purposes of this Agreement, the term “Confidential Information” shall mean all information not generally available to the public concerning (i) the TU Group, (ii) any and all business, financial, customer lists, prospects, strategic plans, trade secrets, targeted investments or dispositions, and general business activities of the Company and its Affiliates, (iii) the income, expenses, assets, liabilities and investments of the Company and its Affiliates, (iv) the identities of entities or organizations in which the Company or its Affiliates may have an interest or participate, or in which the Company or its Affiliates may be interested in acquiring, investing or divesting, (v) salaries, benefits, fees, arrangements and other information relating to employee, agents, officers, directors, investors, investment advisors, consultants and representatives of, or to, the Company or its Affiliates, and (vi) proprietary and technical data, trade secrets, know-how (including computer programs and software), processes, diagrams, strategic plans, marketing and sales techniques, and financial data relating to products or services being offered by, or being developed by, the Company or any Affiliate.

(b) In addition, by signing this Agreement, the Consultant agrees to treat the terms and conditions contained in the Consulting Agreement and in the documents referenced in Section 9 of the Consulting Agreement as “Confidential Information” subject to the same conditions for Confidential Information described in Section 1(a) above.

2. Tangible Information. The Consultant acknowledges and agrees that all records, files, forms, manuals, computer programs, databases, reports, models, presentations, statements, correspondence, memoranda, diagrams, documents and working papers that are provided to him or in which he becomes aware of, relating to the TU Group (collectively, “Records”), are the sole property of the Company and/or the Sponsors, as applicable. The Consultant shall safeguard all such Records and shall not at any time retain such Records except in the necessary performance of the Consultant’s duties under the Consulting Agreement. The Consultant further agrees, upon termination or expiration of his engagement as a consultant under the Consulting Agreement, (i) to surrender and return to the Company all Records, together with any and all copies thereof and (ii) not to retain any such Records or copies thereof.

3. Creations. The Consultant acknowledges and agrees that all writings or creations, including, but not limited to, reports, memos, presentations, manuals, models, programs, pictorial and graphic works or other copyright works of any nature (collectively, “Inventions”) which the Consultant, individually or with others, may originate or develop in connection with the performance of the Consulting Services shall belong to and be the sole property of the Company.

4. Return of Property. All computers, mobile devices, notes, reports, sketches, plans, books, keys, credit cards, unpublished memoranda or other documents or property which were provided to the Consultant by the TU Group, or created, developed, generated or held or controlled by the Consultant, during the Term and which concern or are related to the TU Group or the business of the TU Group, are the property of the Company and will be promptly returned to the Company upon the termination or expiration of the Consulting Agreement.

Siddharth N. Mehta

December 6, 2012

5. Breach of Covenants. The Company and the Consultant acknowledge and agree that any breach by the Consultant of the covenants or agreements contained herein will likely cause extensive harm to the Company and that this Agreement is intended to protect the Company, its Affiliates and the Sponsors. Therefore, the parties acknowledge and agree that the Company shall be entitled to exercise any rights and remedies arising out of or relating to this Agreement against the Consultant on behalf of the TU Group, in addition to on their own behalf.

6. Equitable Relief. The Consultant agrees that any breach by him of the terms of this Agreement will result in immediate and irreparable harm to the TU Group, the exact extent of which will be difficult to ascertain and that the remedies at law for any such breach will not be adequate. Consequently, in the event of the Consultant’s breach of the terms hereof, the Company shall be entitled, without the posting of a bond, to obtain an injunction and/or specific performance in addition to any other legal or equitable remedy necessary to compel compliance with the terms hereof. The Company shall be entitled to such relief without the necessity of proving actual damages. All such remedies shall be cumulative and nonexclusive and shall be in addition to any other remedy or remedies to which the Company may be entitled.

7. Waiver and Defense. The failure of either party to insist, in any one or more instances, upon performance of the terms or conditions of this Agreement or the Consulting Agreement shall not be construed as a waiver or a relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition. The Consultant further agrees that the existence of any claim or cause of action that the Consultant has, or may have, against the TU Group, whether predicated on this Agreement, the Consulting Agreement or otherwise, shall not constitute a defense to the enforcement of the terms hereof.

8. Integration, Severability and Blue Penciling. Except as specifically noted in this Agreement and the Consulting Agreement, this Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior oral and written agreements, understandings, commitments and practices between the parties, whether or not fully performed before the date of this Agreement. In the event that any provision of this Agreement shall be held to be invalid or unenforceable for any reason whatsoever, it is agreed that such invalidity or unenforceability shall not affect any other provision of this Agreement and the remaining covenants, restrictions and provisions hereof shall remain in full force and effect and any court of competent jurisdiction may so modify the objectionable provision to the minimum extent required to make such objectionable provision valid, reasonable and enforceable.

9. Miscellaneous. The provisions of Section 12 of the Consulting Agreement are hereby deemed incorporated into, and a part of, this Agreement. Notwithstanding the foregoing however, in the event the Company seeks equitable relief against the Consultant for a breach, or anticipated breach, of this Agreement as permitted pursuant to Section 6 of this Agreement, THE CONSULTANT IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO

Siddharth N. Mehta

December 6, 2012

THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS OR THE UNITED STATES LOCATED IN THE CITY OF CHICAGO, ILLINOIS, FOR ANY SUCH ACTIONS, SUITS OR PROCEEDINGS, AND THE CONSULTANT FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY UNITED STATES CERTIFIED MAIL TO THE ADDRESS SET FORTH IN THE CONSULTING AGREEMENT SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUCH ACTION, SUIT OR PROCEEDING. THE CONSULTANT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH ACTION, SUIT OR PROCEEDING IN THE COURTS LOCATED IN THE CITY OF CHICAGO, ILLINOIS, AND HEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

10. Voluntary Agreement. The parties hereto expressly acknowledge that they have carefully read and understand the contents of this Agreement, have knowingly and voluntarily executed this Agreement and that they have had the opportunity to be represented and advised by counsel concerning the terms and conditions of this Agreement as well as their execution thereof.

11. Paragraph Headings. The paragraph headings used in this Agreement are for convenience and reference only and shall not be otherwise considered in the interpretation hereof.

12. Costs. In the event either party hereto (the “Prevailing Party”) incurs costs or expenses in the successful enforcement or defense of its rights hereunder, the Prevailing Party shall be reimbursed by the other party hereto for all reasonable costs and expenses, including, without limitation, reasonable attorney’s fees, incurred by the Prevailing Party in connection therewith.

13. Survival. The terms of this Agreement shall survive any termination or expiration of the term of the Consulting Agreement.

Siddharth N. Mehta

December 6, 2012

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed as of the day, month and year first above written.

CONSULTANT:	COMPANY:

Siddharth N. (Bobby) Mehta

/s/ Siddharth N. (Bobby) Mehta	By:	/s/ John W. Blenke
John W. Blenke
Executive Vice President and Corporate General Counsel TransUnion Holding Company, Inc.

[Signature Page to Confidentiality Agreement]